EXHIBIT 99.1

Excerpt from Form 12b-25 filed with the SEC on May 14, 2009:

All historical financial information presented in this document is unaudited, is based upon management's internal figures and is subject to change.

The deterioration in the global economy that occurred in the second half of 2008 and continued into 2009, has had a significant negative impact on the demand for automatic test equipment. As a result of this, the Company has experienced a significant decline in its revenues for the first quarter of 2009 compared to the comparable prior period. Net revenues for the quarter ended March 31, 2009 were $4.4 million, compared to $11.3 million in the first quarter of 2008. Our net loss for the quarter ended March 31, 2009 was $(2.8) million or $(0.28) per diluted share, compared to a net loss of $(1.3) million or $(0.14) per diluted share in the first quarter of 2008. The net loss for the first quarter of 2009 included restructuring charges of $(35,000) or $(0.00) per diluted share; there were no comparable charges in the first quarter of 2008. The restructuring charges recorded during the first quarter of 2009 were incurred by our Temperature Management product segment and represented one-time termination benefits paid in connection with workforce reductions in this segment. Cash and cash equivalents at March 31, 2009 were $5.2 million, down from $7.1 million at December 31, 2008.